Exhibit 99.1

ATVROCKN announces MERGER discussions

Duluth, MN, August 20, 2015 – ATVRockN (OTC BB: ATVK - News) announces they have begun discussions to merger with Lush Lighting, Niles, MI. Lush Lighting produces high output agricultural LED grow lights. Lush Lighting has patented technology and outsources its manufacturing to provide the best price point for its customers.

Recently, the Lush Lighting proprietary LED technology was found to increase the yield of grow operations in the cannabis industry. "This presents the opportunity to take advantage of the perceived value of the sector. Although the Lush Lighting has no connection at all in the cannabis industry, and does not intent to be involved in the cannabis industry, the investing public has shed positive light on companies that profit from the cannabis industry," stated Hal Heyer, M.D., CEO of ATVRockN.

Lush Lighting's unaudited financials for the fiscal year ending December 31, 2014, which were not verified by ATVRockN reflect revenues of $1,514,646 gross profit of $400,809, and operating profit of $48,095. Total unaudited assets for Lush Lighting as of December 31, 2014 were $125,829 and their total unaudited liabilities were $83,050.

The Company's has connected their PCAOB auditing firm with Lush Lighting. The Company plans in the next 30-days to have all of the strategic decisions made to determine the feasibility of the merger.

About ATVRockN

ATVRockN seeks new business opportunities referred by various sources, including its officer/director, professional advisors, venture capitalists, members of the financial community, and others who may present unsolicited proposals.

Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.

Contact: Hal B. Heyer, M.D.

ATVRockN

1420 London Road, Suite 100

Duluth, MN 55805

Phone: 317-509-1497

Email: ATVKinfo@gmail.com

SOURCE: ATVRockN

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